                                                                       EXHIBIT 2

                        Cadus Pharmaceutical Corporation
                          777 Old Saw Mill River Road
                            Tarrytown, NY 10591-6705


                                                                  March 23, 1999


Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, NJ 08543-4000

Gentlemen:

     Bristol-Myers Squibb Company ("BMS") currently owns 2,061,673 shares of common stock (the "Shares") of Cadus Pharmaceutical Corporation ("Cadus"). This letter sets forth our agreement as to certain restrictions on BMS's ability to dispose of the Shares.

     As long as BMS owns at least 100,000 Shares, BMS will notify Cadus at least ten trading days in advance of any proposed sale of Shares (including a tender of the Shares in the context of a tender offer for shares of common stock of Cadus). BMS and Cadus agree and acknowledge that it is in their mutual interest that disposition of the Shares be accomplished in a manner that does not disrupt or undermine the trading market for Cadus's common stock and the parties will work together to explore methods of disposition in order to achieve such goal.

     BMS shall not transfer the Shares to any person who (i) to the best of BMS's knowledge, poses a significant competitive threat to a substantial portion of Cadus's business or to a significant product of Cadus or (ii) is involved in ongoing litigation with Cadus (as reflected in Cadus's filings under the Securities Exchange Act of 1934, as amended). This limitation on transfer shall not apply to unsolicited sales by BMS in open market transactions through a broker (provided that BMS has no knowledge that any such sale is to or for the benefit of a person described above), sales by BMS pursuant to an underwritten public offering or tender of the Shares by BMS in the context of a tender offer for shares of Cadus's common stock.

     Kindly confirm that the foregoing represents our agreement by signing and returning the enclosed copy hereof, whereupon this letter shall constitute a valid and binding agreement between us.


                                   Very truly yours,

                                   CADUS PHARMACEUTICAL CORPORATION



                                   By: /s/  Charles Woler
                                      -----------------------------
                                      Name:  Charles Woler
                                      Title: President & Chief Executive Officer



ACCEPTED AND AGREED TO:

BRISTOL-MYERS SQUIBB COMPANY



BY: /S/  Charles Linzner
   --------------------------
   Name: Charles Linzner
   Title: Vice President and Senior Counsel